Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of USA Equities Corp (the “Company”) of our report dated February 21, 2020 related to the consolidated financial statements of the Company as of and for the years ended December 31, 2019 and 2018 which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 11, 2020